Exhibit 5.1

12531 HIGH BLUFF DRIVE SUITE 100 SAN DIEGO CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

DENVER, NORTHERN VIRGINIA,

ORANGE COUNTY, SACRAMENTO,

WALNUT CREEK, CENTURY CITY

TOKYO, LONDON, BEIJING,
SHANGHAI, HONG KONG,
SINGAPORE, BRUSSELS

July 29, 2009

Inovio Biomedical Corporation

11494 Sorrento Valley Road

San Diego, California 92121

Ladies and Gentlemen:

We are acting as counsel to Inovio Biomedical Corporation, a Delaware corporation (the “Company”) in connection with the issuance and sale of up to 11,111,110 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value (the “Common Stock”), together with warrants (the “Warrants”) to purchase up to 2,777,776 shares of Common Stock (the “Warrant Shares”), pursuant to a Registration Statement on Form S-3, as amended (File No. 333-160123) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein (the “Prospectus”) and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, the Warrants and the Warrant Shares.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.                                       The Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

2.                                       The Warrant Shares have been duly authorized and, upon issuance, payment therefor and delivery in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP